Exhibit 6

                        Consent of Deloitte & Touche LLP


INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No.10 to Registration Statement No. 33-86500 of Ameritas Life Insurance Corp. Separate Account LLVL of our reports dated February 13, 2002, on the financial statements of Ameritas Life Insurance Corp. and the financial statements of the subaccounts of Ameritas Life Insurance Corp. Separate Account LLVL, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" in such Prospectus.



/s/ Deloitte & Touche LLP


Lincoln, Nebraska
April 11, 2002